UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: January 19, 2008

(Date of earliest event reported)

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16400 SE Nautilus Drive

Vancouver, Washington 98683

(Address of principal executive offices and zip code)

(360) 859-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAUTILUS, INC.

FORM 8-K

Item 1.02. Termination of a Material Definitive Agreement.

On January 19, 2008, Nautilus, Inc. (“Nautilus”) gave written notice to Land America Health & Fitness Co., Ltd. (“Land America”) that Nautilus was exercising its rights to terminate the Asset Purchase Agreement, dated as of October 17, 2007, by and among Nautilus, Land America and certain other parties (the “Land America Asset Purchase Agreement”). On January 19, 2008 Nautilus also gave written notice to Treuriver Investments, Limited (“Treuriver”) that Nautilus was exercising its rights to terminate the Asset Purchase Agreement, dated as of October 17, 2007, by and among Nautilus, Treuriver and certain other parties (the “Treuriver Asset Purchase Agreement”, and together with the Land America Asset Purchase Agreement, the “Asset Purchase Agreements”). A description of the terms and conditions of the Asset Purchase Agreements and certain agreements entered into in connection therewith is set forth in a Current Report on Form 8-K filed by Nautilus on October 23, 2007 and is incorporated by reference herein.

Nautilus terminated the Asset Purchase Agreements on the basis of facts set forth in the above referenced notices, which include without limitation (i) that all of the conditions to closing set forth in the Asset Purchase Agreements had not been satisfied or waived, and/or (ii) the Closing (as defined in the Asset Purchase Agreements) had not occurred prior to the Termination Date (as defined in the Asset Purchase Agreements).

By letter dated January 21, 2008, legal counsel to Land America and Treuriver notified Nautilus that Land America and Treuriver consider Nautilus to be in breach of certain duties set forth in the Asset Purchase Agreements and that Land America and Treuriver have incurred unspecified economic damages as a result of such alleged breach. Nautilus has previously paid Land America non-refundable deposits of $18,500,000, some or all of which may be written off as a result of the termination.

By its letter Land America also informed Nautilus of its intention to comply with its obligations under the Supply Agreement, dated as of June 30, 2006, between Nautilus and Land America (the “Supply Agreement”). In accordance with the terms of the Supply Agreement the 11% rebate previously paid by Land America to Nautilus terminates effective January 1, 2008, and certain price increases on products manufactured by Land America, as specified in the Supply Agreement, will take effect retroactively to January 1, 2008. Nautilus estimates that the net cost of products purchased from Land America could increase as a result of the combined effect of termination of the rebate and the price increases under the Supply Agreement by approximately $2,000,000 in the first quarter of 2008. Notwithstanding the foregoing, the financial impact of the price increases will vary materially depending on the volume of products purchased from Land America which purchases are subject to seasonal variability. A description of the terms and conditions of the Supply Agreement is set forth in the Current Report on Form 8-K filed by Nautilus on July 7, 2006, and a copy of the Supply Agreement is attached as Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by Nautilus on August 9, 2006.

In its letter Land America and Treuriver have expressed a willingness to meet with representatives of Nautilus to discuss Land America and Treuriver’s claims concerning the terminated asset purchase agreements. Nautilus and Land America intend to pursue further discussions regarding their ongoing relationship including items of mutual interest and benefit as it relates to the Supply Agreement.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC.

(Registrant)

By:	/s/ William D. Meadowcroft
William D. Meadowcroft
Chief Financial Officer, Secretary and Treasurer

January 25, 2008

(Date)